                                                               EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Presstek, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-80466, 33-61215, 33-39337, 333-76905, 333-97897, and 333-122230) on Form S-8 of Presstek, Inc. of our reports dated March 24, 2010, with respect to the consolidated balance sheets of Presstek, Inc. and subsidiaries as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended January 2, 2010, and the related consolidated financial statement schedule II and the effectiveness of internal control over financial reporting as of January 2, 2010, which reports appear in the January 2, 2010 annual report on Form 10-K of Presstek, Inc.

/s/ KPMG LLP

New York, New York
March 24, 2010